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As filed with the Securities and Exchange Commission on July 31, 2002

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

MedicalCV, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Minnesota	41-1717208
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification No.)

9725 South Robert Trail
Inver Grove Heights, Minnesota 55077
(Address, including Zip Code, of Principal Executive Offices)

MEDICALCV, INC. 2001 EQUITY INCENTIVE PLAN
(Full Title of the Plan)

BLAIR P. MOWERY	Copies to:
President and Chief Executive Officer	AVRON L. GORDON, ESQ.
MedicalCV, Inc.	BRETT D. ANDERSON, ESQ.
9725 South Robert Trail	Briggs and Morgan, P.A.
Inver Grove Heights, Minnesota 55077	2400 IDS Center
(651) 452-3000	80 South Eighth Street
(Name, address, including zip code,	Minneapolis, Minnesota 55402
and telephone number, including	(612) 334-8400 (phone)
area code, of Agent for Service)	(612) 334-8650 (fax)

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

MedicalCV, Inc. 2001 Equity Incentive Plan
Options to purchase common stock	274,534	N/A	N/A	N/A
Common stock (par value $0.01 per share)	274,534 shares	$1.125	$308,851	$28.41

(1)
This registration statement also covers any additional shares of common stock which become issuable under the MedicalCV, Inc. 2001 Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of common stock.

(2)
Estimated solely for the purpose of calculating the registration fee under Rule 457(h) of the Securities Act and based upon the average of the high and low sale prices for such stock on July 29, 2002, as reported by The Nasdaq SmallCap Market.

REGISTRATION OF ADDITIONAL SHARES

        This Registration Statement is being filed by MedicalCV, Inc. (the "Company") pursuant to General Instruction E to the Form S-8 Registration Statement under the Securities Act of 1933, as amended, to register an additional 274,534 shares of the Company's Common Stock, $0.01 par value (the "Common Stock"), which will be issued pursuant to the Company's 2001 Equity Incentive Plan (the "Plan"). A total of 500,000 shares of Common stock issuable under the Plan have been previously registered pursuant to the Company's Form S-8 Registration Statement filed with the SEC on December 18, 2001 (File No. 333-75344), and the information contained therein is hereby incorporated by reference.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

        The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to documents we file with the SEC. The information incorporated by reference is considered to be part of this registration statement. Information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings we will make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act until all of the shares covered by this registration statement have been sold or deregistered:

  •
  Annual Report on Form 10-KSB for the fiscal year ended April 30, 2002;

  •
  Description of our units, common stock and Class A Warrants contained in our Registration Statement on Form 8-A (File No. 000-33295) filed on October 31, 2001.

Item 8.  Exhibits.

        See "Exhibit Index."

SIGNATURES

        Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Inver Grove Heights, State of Minnesota, on the 31st day of July, 2002.

MedicalCV, Inc.
By:	/s/ Blair P. Mowery Blair P. Mowery President and Chief Executive Officer

POWER OF ATTORNEY

        Each person whose signature appears below constitutes and appoints Blair P. Mowery and Jules L. Fisher, each or either of them, such person's true and lawful attorney-in-fact and agent with full power of substitution and resubstitution for such person and in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing necessary or desirable to be done in and about the premises, as fully to all intents and purposes as such person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date

/s/ Blair P. Mowery Blair P. Mowery	President, Chief Executive Officer and Director (Principal Executive Officer)	July 31, 2002
/s/ Jules L. Fisher Jules L. Fisher	Chief Financial Officer (Principal Accounting Officer and Principal Financial Officer)	July 31, 2002
/s/ Adel A. Mikhail, Ph.D. Adel A. Mikhail, Ph.D.	Chairman of the Board	July 31, 2002
/s/ Ronald M. Bosrock Ronald M. Bosrock	Director	July 31, 2002
/s/ Salvador Mercé Cervelló Salvador Mercé Cervelló	Director	July 31, 2002
/s/ Norman Dann Norman Dann	Director	July 31, 2002
/s/ Richard A. DeWall, M.D. Richard A. DeWall, M.D.	Director	July 31, 2002
/s/ Paul K. Miller Paul K. Miller	Director	July 31, 2002

EXHIBIT INDEX

Exhibit Number	Description
4.1	Restated Articles of Incorporation of the Registrant (incorporated by reference to our Registration Statement on Form SB-2 (File No. 333-68884) filed August 31, 2001).
4.2	Bylaws of the Registrant (incorporated by reference to our Registration Statement on Form SB-2 (File No. 333-68884) filed August 31, 2001).
4.3	Specimen common stock certificate (incorporated by reference to our Registration Statement on Form SB-2 (File No. 333-68884) filed August 31, 2001).
5	Opinion of Briggs and Morgan, Professional Association.
23.1	Consent of Briggs and Morgan, Professional Association (included in Exhibit 5).
23.2	Consent of PricewaterhouseCoopers LLP.
24	Powers of Attorney (included on Signature Page).

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REGISTRATION OF ADDITIONAL SHARES
PART II INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
SIGNATURES
POWER OF ATTORNEY
EXHIBIT INDEX